Exhibit 99.1

Asure Software Acquires FotoPunch
Strategic acquisition of mobile technology partner supports Asure’s vision to support the convergence of workforce and workspace

AUSTIN, Texas (July 8, 2014) – Asure Software (Nasdaq: ASUR), a leading provider of workplace management software solutions, today announced that it has acquired FotoPunch, a cloud-based time and labor management (TLM) provider who offers cutting edge software and collection devices.

Asure has been working with FotoPunch since 2012 and has introduced solutions that allow Asure Software to offer a full complement of best-in-class workforce management solutions all delivered via the Cloud. These workforce solutions are uniquely designed to support BYOD initiatives and mobile capabilities and to help executives, managers and employees better manage the rapidly increasing number of growing alternative work arrangements (such as agile workers, telecommuters, mobile workers and more) with mobile technologies that are already in use on a daily basis. The end result is better data around time & labor management, more efficient workflows, improved cost savings through accurate time collection, and no disruption to the workday.

The AsureForce® GeoPunch™ solution is powered by FotoPunch and offers photo-based time clock technology that transforms any cell phone (smart phone, dumbphone or flip phone) into a biometric, geo-located time clock. Additionally, AsureForce® AirClocks™ bring clients wall-mounted panels that use state-of-the art facial recognition biometrics technology to ensure accurate recording of employee time from any room, anywhere. Because the devices are cloud-based, clients simply connect the device to the Internet and power up.

“This acquisition supports Asure’s vision to deliver global, innovative, SaaS-based workplace technologies that bring people and space together,” said Pat Goepel, Asure Software CEO.  “With FotoPunch as part of our product portfolio, we are the only company in the world to bring clients the ability to track and measure when and where their employees are working simultaneously via SaaS-based, mobile solutions.”

“The mobile workforce market represents a tremendous opportunity and this acquisition positions Asure to serve the market in a unique and highly differentiated capacity,” said Steven Rodriguez, Asure’s COO.  “According to Forrester’s 2013 Mobile Workforce Adoption Trends, approximately 10 percent of the $6.1 billion time and labor management technology market is spent on mobile workers. Almost two thirds of all organizations are implementing mobile workforce programs and the demand for mobile workforce solutions is growing by 23 percent.”

Tom Loveland, FotoPunch founder and CEO, will join Asure’s executive team to help drive market and technology innovation.

About Asure Software
Asure Software, Inc. (Nasdaq: ASUR) headquartered in Austin, offers cloud-based time and labor management and workspace management solutions that help clients bring space and time together.  Asure serves approximately 6,000 clients worldwide and currently offers two main product lines: AsureSpace™ workplace management solutions enable organizations to maximize the ROI of their real estate, and AsureForce® time and labor management solutions deliver efficient management of human resource and payroll processes.  For more information, please visit www.asuresoftware.com.
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Cautionary Note Regarding Forward Looking Statements
This release may contain forward-looking statements that involve risks and uncertainties. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially.  Please refer to Asure Software’s filings with the Securities and Exchange Commission (SEC) for more information on the risk factors that could cause actual results to differ. Copies of Asure Software’s filing are available from the SEC, may be found on Asure Software’s website, or may be obtained upon request from Asure Software.

Contact:
Jennifer Roth, Vice President of Marketing
Asure Software
612-743-6231
jroth@asuresoftware.com